[LOGO] P-COM

Media Contact:                                           Investor Contact:
--------------                                           -----------------
Greg Berardi                                             Dan Rumsey, General
                                                         Counsel and Interim CFO
415-239-7826                                             408-866-3666
greg@bluemarlinpartners.com                              dan.rumsey@p-com.com

                       P-COM RAISES ADDITIONAL EQUITY AND
                          ELIMINATES $3 MILLION IN DEBT
          Company Achieves Milestone in its Balance Sheet Restructuring
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CAMPBELL, CA (Dec. 19, 2003) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecom products and services, today announced a series of transactions that further strengthens the company's financial position.

P-Com today announced that it has raised approximately $2.8 million through the issuance of additional Series C Convertible Preferred Stock and Warrants. In addition, the company said it has eliminated $3 million in debt in connection with the acquisition of the Wave Wireless Networking division of SPEEDCOM Wireless Corporation. Approximately $2 million in debt was exchanged for $2 million in Series D Convertible Preferred Stock of P-Com. The remaining $1 million in debt was retired by making a $750,000 cash payment to the noteholders.

Complete details related to the terms of the Series C Convertible Preferred Stock are in P-Com's Form 8-K, filed with the Securities and Exchange Commission on October 7th, 2003, in connection with the October 2003 equity-based financing that resulted in gross proceeds to the company of $11 million.

"We have removed a substantial portion of the debt from our balance sheet and essentially completed the restructuring process," said Sam Smookler, CEO of P-Com. "The restructuring actions, coupled with our recent success in raising additional working capital, will allow us to turn our full attention to growing our business in 2004."

The financial transactions announced today culminates a restructuring program that included the conversion of $21 million in debt into shares of Series B Convertible Preferred Stock, a substantial portion of which has recently been converted into shares of P-Com common stock.

Burnham Hill Partners acted as exclusive placement agent in connection with Series C Preferred Stock financing and served as financial advisor to P-Com in connection with the debt reduction and issuance of Series D Preferred Stock.

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About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

About Burnham Hill Partners

Burnham Hill Partners, based in New York City, formed in August 2003, is a division of Pali Capital, Inc., a NASD registered broker dealer. The professionals at Burnham Hill Partners have extensive experience providing comprehensive financing and financial advisory services to publicly traded companies with market capitalizations of up to $250 million. Burnham Hill Partners' sector expertise includes telecommunications, electronics equipment and services, network security and software as well as medical devices and life sciences. For more information on Burnham Hill Partners, its professionals and deal history call (212) 980-2200.

Safe Harbor Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; the possible need to raise additional equity capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; a continued severe worldwide slowdown in the telecommunications equipment and services sector; fluctuations in customer demand, pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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